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                                                                    EXHIBIT 99.4

For more information:
Investor Relations                                   Media Relations
Jim DeNike                                           Colleen Beauregard
Corixa Corporation                                   Waggener Edstrom Bioscience
206.754.5716                                         503.443.7000
denike@corixa.com                                    colleenb@wagged.com

FOR IMMEDIATE RELEASE

       CORIXA ANNOUNCES PRICING OF $30 MILLION PRIVATE PLACEMENT FINANCING

SEATTLE, JUNE 10, 2003 -- Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced the pricing and final terms for its $30 million equity private placement that was announced yesterday. Corixa expects to sell 3,719,085 newly issued shares of Corixa common stock to Sprout Group at a purchase price of $8.044 per share. For an additional $.125 per underlying share, the Sprout investors will also purchase approximately 669,435 five-year warrants for common stock with an exercise price of $8.044 per share. Pacific Growth Equities, LLC acted as the placement agent for the financing.

This transaction is expected to close on June 13, 2003, subject to customary closing conditions. Corixa plans to use the net proceeds from the transaction for research and development and general corporate purposes, including working capital.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The common stock to be issued in connection with the private placement has not been registered under the Securities Act, or any state securities laws, and unless so registered, the common stock issued may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

ABOUT CORIXA

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials.

The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in

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Seattle, with additional operations in Hamilton, Mont., and South San Francisco.
For more information, please visit Corixa's Web site at www.corixa.com.

ABOUT SPROUT GROUP

The Sprout Group is one of the oldest and largest venture capital firms in the U.S. Since 1969, Sprout has helped finance more than 300 companies with combined sales exceeding $40 billion and currently manages $3 billion in committed capital. With offices in Menlo Park and New York, Sprout focuses on helping to grow companies in the information technology and healthcare technology sectors. Sprout's information technology team is actively investing in software, enterprise infrastructure and telecommunications. Sprout Group is a venture capital affiliate of Credit Suisse First Boston. For further information on the Sprout Group, please visit the company's web site at www.sproutgroup.com.

CORIXA FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about the expected closing and proceeds of our financing and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. In particular, Corixa's completion of the offering is subject to various risks, including the satisfaction of various conditions to closing. There can be no assurance that the offering will be successfully completed. Other potential risks that could cause actual events to differ materially include, but are not limited to, the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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